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          Exhibit 21.1

                           Subsidiaries of Registrant


Before Acquisition:  None

After Acquisition:  100% of China Southern Bio-Pharma, Inc., a Florida
                    corporation,

                    51% of Yunnan Hero Pharmaceutical Co., Ltd., a Chinese limited company, through China Southern Bio-Pharma, Inc.